Provident Financial Services, Inc. Announces Special Cash Dividend

JERSEY CITY, NJ, November 15, 2012 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) announced today that its Board of Directors approved a special cash dividend of $0.20 per common share payable on December 21, 2012, to stockholders of record as of the close of business on December 7, 2012.  “Given our strong capital levels, and the likelihood of a change in the tax rates on dividends beginning next year, we believe it is timely to pay a special dividend to our stockholders before the end of 2012,” said Christopher Martin, Chairman, President and Chief Executive Officer.  “This special dividend is consistent with our sound capital management policies and our on-going commitment to provide a meaningful return to our stockholders.  Following this special dividend our capital ratios will remain strong, and with projected earnings adding to capital, we will continue to prudently grow our loan portfolio, buyback our stock when it makes economic sense, and pursue accretive acquisitions.”

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products via its network of full service branches throughout northern and central New Jersey. A complete array of trust, fiduciary and wealth management services are available through the Bank’s wholly owned subsidiary, Beacon Trust Company.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOURCE:  Provident Financial Services, Inc.

CONTACT:  Investor Relations, Provident Financial Services, Inc., 1-732-590-9300

Web Site:  http://www.providentnj.com